Exhibit 26-(h)(10)(c): Amendment dated as of January 6,1999 to Participation Agreement by and between ReliaStar Life Insurance Company of New York and Janus Aspen Series

AMENDMENT TO FUND PARTICIPATION AGREEMENT

     This Amendment to the Fund Participation Agreement ("Agreement") dated August 8, 1997, between Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the "Trust"), and ReliaStar Life Insurance Company of New York, a New York life insurance company (the "Company") is effective as of Jan 6, 1999.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1. Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A.

2. All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

RELIASTAR LIFE INSURANCE COMPANY
OF NEW YORK

By: /s/ Robert C. Salipante
Name: Robert C. Salipante
Title: President and Chief Executive Officer

JANUS ASPEN SERIES

By: /s/ Bonnie Howe
Name: Bonnie Howe
Title: Assistant Vice President

Schedule A
Separate Accounts and Associated Contracts

Name of Separate Account and the Date Established by Board of Directors	Contracts Funded By Separate Account

ReliaStar Bankers Variable Life Separate Account I

ReliaStar Life Insurance Company of new York Variable Annuity Separate Account II Established June 15, 1998	#85-499